THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc.
707 Ridge Road —  Munster, Indiana 46321-1678

March 17, 2010
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
                        219-836-2960

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN – March 17, 2010 - CFS Bancorp, Inc. (NASDAQ:  CITZ) announced that its Board of Directors on March 15, 2010 declared a quarterly cash dividend of $0.01 per share payable on April 30, 2010 to stockholders of record on April 9, 2010.  This dividend is unchanged from the prior quarter’s dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com

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